Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 26, 2010, except as to Note 18 and Note 24, as to which the dates are May 3, 2010 and March 31, 2011, respectively, with respect to the consolidated financial statements and financial statement schedule of The Hillman Companies, Inc. and subsidiaries contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Cincinnati, Ohio

November 1, 2011